EXHIBIT 11

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


                               V-ONE CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE



                                                 Three Months               Nine Months
                                              Ended September 30,      Ended September 30,
                                              -------------------      -------------------

                                               1995        1996         1995        1996
                                               ----        ----         ----        ----

Net Income (loss).............                 (60,536)   (977,514)   (460,463)  (5,365,578)

Weighted average common shares
outstanding...................               8,416,760   8,644,232   8,126,151    8,547,223

Series A Convertible
Preferred Stock...............                 949,209         ---     949,209          ---

Stock options issued within one
year of initial filing (using the
treasury stock method and the
initial public offering price
of $5.00 per share)...........                 240,091         ---     240,091          ---
                                             ---------   ---------   ---------    ---------
Weighted average number of common
shares outstanding............               9,606,060   8,644,232   9,315,451    8,547,223
                                             =========   =========   =========    =========
Net income (loss) per common
share and common share equivalent                 (.01)       (.11)       (.05)        (.63)
                                             =========   =========   =========    =========
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1.     All common share amounts have been restated to reflect a 2 for 3 reverse stock split effected on July 3, 1996.

2. In accordance with the Securities and Exchange commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares and other potentially dilutive instruments (including stock options and the redeemable convertible preferred stock) issued during the twelve month period prior to the initial filing date in June 1996 of the Registration Statement have been included in the calculation as if they were outstanding for all periods presented prior to the IPO, even if the common equivalent shares were anti-dilutive. The common equivalent shares for stock options were determined using the treasury stock method at the offeringn price of $5.00 per share. The redeemable convertible preferred stock was included in an as-if converted basis in accordance with SAB No. 83.

3. Fully diluted net income (loss) per share is the same as primary net income (loss) per share.

4. Common stock equivalents have only been included when the effect of their inclusion would be dilutive.